Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE’S CONTINUED LISTING PLAN

ACCEPTED BY NEW YORK STOCK EXCHANGE

FEBRUARY 13, 2009 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced receipt of notice that the New York Stock Exchange (“NYSE”) accepted the Company’s plan for continued listing.

As a result, the Company’s stock will continue to be listed on the NYSE, subject to quarterly reviews by the NYSE’s Listing and Compliance Committee to ensure the Company’s progress toward its plan to restore compliance with continued listing standards.  On November 18, 2008, the Company announced that it was below continued listing criteria because its average global market capitalization over a consecutive 30 trading-day period and total stockholders’ equity were each less than $75 million.

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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